SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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CONSOLIDATED-TOMOKA LAND CO.
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The following press release was issued by Consolidated-Tomoka Land Co. on April 10, 2018.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944‑5643
Facsimile:	(386) 274‑1223

’s Strong Corporate Governance and Makes Clear the Motivations of and Unique Issues Faced by Activist Wintergreen Advisers ’s Highly Qualified Director Nominees on the WHITE Proxy Card
FOR IMMEDIATE RELEASE

CONSOLIDATED-TOMOKA RELEASES INVESTOR PRESENTATION AND MAILS LETTER TO SHAREHOLDERS HIGHLIGHTING PROVEN TRACK RECORD OF DELIVERING SHAREHOLDER VALUE

Sets the Record Straight Regarding the Company’s Strong Corporate Governance and Makes Clear the Motivations of and Unique Issues Faced by Activist Wintergreen Advisers

Urges Shareholders to Vote “FOR” ALL the Company’s Highly Qualified Director Nominees on the WHITE Proxy Card

DAYTONA BEACH, Fla. – April 10, 2018 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company” or “CTO”) today announced that it has released certain proxy materials including an investor presentation (the “CTO Presentation”) and a letter to its shareholders from the Company’s Board of Directors (the “Board”) (the “CTO Letter”). The Company is mailing the CTO Letter in connection with its upcoming 2018 annual meeting of shareholders (the “Annual Meeting”), to be held on April 25, 2018 in Daytona Beach, Florida. Shareholders of record as of the close of business on March 2, 2018 are eligible to vote at the Annual Meeting.

The CTO Presentation and CTO Letter can be viewed or downloaded from the Company’s website www.ctlc.com or at www.viewourmaterials.com/cto.

The CTO Presentation outlines CTO’s track record of strong performance in creating shareholder value;  the execution of its strategic plan;  its commitment to strong corporate governance, including its slate of highly experienced director nominees;  its ongoing commitment to maximizing shareholder value;  and why shareholders should support CTO’s nominees for election at the Company’s Annual Meeting. The CTO Presentation details and addresses the numerous inaccuracies in statements made by Wintergreen Advisers (“Wintergreen”) and provides what the Board believes are Wintergreen’s true motivations for nominating three of the same people to the Board this year who were overwhelmingly rejected by a large majority of CTO’s shareholders last year. The CTO Presentation also includes an analysis of Wintergreen’s history of poor performance and the precipitous decline of the assets under management at Wintergreen Fund, Inc. (MUTF: WGRNX), Wintergreen’s main investment vehicle. And importantly, the CTO Presentation provides all of CTO’s  shareholders with visibility into Wintergreen’s  attempt to get the Company to repurchase all or a substantial portion of the shares beneficially owned by Wintergreen at a premium of more than 40% over the recent market price.

The Board unanimously recommends that shareholders vote the WHITE proxy card “FOR”  ALL the Company’s seven experienced and highly-qualified director nominees: John P. Albright, Laura M. Franklin, Christopher W. Haga, William L. Olivari, Howard C. Serkin, Thomas P. Warlow, III and Casey R. Wold.

The full text of the CTO Letter to shareholders dated April 6, 2018 follows:

April 6, 2018

Dear Fellow Shareholder,

At our Annual Meeting of Shareholders on April 25, 2018, you will be asked to make an important decision regarding which directors are most qualified to oversee the future of Consolidated-Tomoka Land Co. (“CTO” or the “Company”). Your Board of Directors (the “Board”) has seven highly skilled directors standing for election, six of whom are independent. Our nominees have been carefully chosen and have extensive experience in real estate, particularly investment, operations, property development and finance, and experience serving public companies, as well as in accounting and tax matters - all of which will be critical to our ongoing success.

As you may recall, Wintergreen Advisers (“Wintergreen”) launched a distracting and costly proxy contest in 2017 in an ill-fated attempt to replace a majority of CTO’s Board.  We believe Wintergreen’s ultimate objective was, and remains, to quickly sell the Company to help resolve liquidity and portfolio concentration problems at its namesake investment vehicle, Wintergreen Fund (the “Fund”) (WGRNX, WGRIX).

CTO shareholders saw through Wintergreen’s self-serving plan, and overwhelmingly supported CTO’s director nominees last year. In fact, according to Proxy Insight, a research firm that monitors shareholder voting results, not one of CTO’s top 50 institutional shareholders voted for Wintergreen’s nominees (except for Wintergreen itself, of course).

The problems at the Fund have only gotten worse since last year. In our view, the Fund now appears to be severely distressed; the Fund substantially underperformed the market and its peers last year, and the Fund’s assets continued to dwindle.

Faced with mounting pressure from the Fund’s dramatic decline in assets, Wintergreen has informed us of its desire to see the Company sold quickly or liquidated. Wintergreen is again nominating three Wintergreen-affiliated individuals for election to the Board, at our 2018 annual meeting of shareholders later this month. All three of these individuals were nominated by Wintergreen last year and defeated by a significant majority of our shareholders.

We encourage you to send Wintergreen a strong message again this year: Wintergreen’s performance, liquidity and portfolio problems are not CTO’s shareholders’ problems. All of our other shareholders should not suffer so that Wintergreen and its consistently underperforming Fund can survive.

VOTE THE WHITE PROXY CARD TODAY “FOR” EACH OF

CONSOLIDATED-TOMOKA’S HIGHLY QUALIFIED DIRECTOR NOMINEES ON THE WHITE PROXY CARD

Wintergreen’s Cost to CTO Shareholders is approximately $3 Million and Growing!

“When David Winters, who runs a fund that has underperformed by every measure from inception, five years, one year, and who draws a 150 basis point fee, when you can go to Vanguard and do it for 17 basis points and he complains about compensation not being commensurate with performance at Coke. And then he has that kind of record himself, I think he’s a fellow living in an all glass house.”

-Warren Buffett, CNBC, March 2015

Shortly after David Winters was singled out by CNBC and Warren Buffett in March 2015 for his high management fees and the terrible performance of the fund he manages, David Winter’s began attacking CTO.

Between 2013 and 2015 the Wintergreen Fund lost approximately $1.1 billion of its total net assets under management, or about 60%.

The rapid loss of value in its assets under management and level of investor withdrawals created a serious liquidity problem for the Fund’s largest position.  Faced with very few options, in 2015, David Winters began a self-serving campaign to force a sale or liquidation of CTO, which at the time was one of the largest holdings in the Fund’s portfolio (and as of December 31, 2017 constituted approximately 20% of the Fund’s net assets under management, now the Fund’s largest holding by far).

To date, Wintergreen has submitted two proposals seeking shareholder support to sell or liquidate CTO, one in 2016 and the second this year. Wintergreen has also launched two disruptive and costly proxy contests - nominating Mr. Winters and other Wintergreen representatives to the Board - and made a series of baseless and inaccurate statements about CTO in a desperate attempt to convince CTO’s shareholders to solve Wintergreen’s problems by selling or liquidating the Company.

The total cost to CTO shareholders since Mr. Winters began his attacks is now approximately $3 million (and the costs are growing despite CTO’s efforts to engage constructively with Wintergreen, including the potential repurchase of the Fund’s position in CTO shares to which Wintergreen responded by demanding CTO pay a premium of more than 35% over the Company’s then stock price).

CTO CONTINUED TO EFFECTIVELY EXECUTE ITS BUSINESS PLAN AND DELIVERED OUTSTANDING OPERATIONAL RESULTS IN 2017

CTO had a terrific year in 2017. The CTO Board and management team continued to successfully execute the Company’s business plan of profitably monetizing the Company’s land holdings and reinvesting the proceeds into income-producing investments on a tax-deferred basis.

As a result, 2017 was an outstanding year by nearly every measure of performance. The Company earned record-high revenues and operating income, and substantially grew its book value per share. Other performance highlights from the year include the following:

•	Generated record earnings.
•	Sold 1,701 acres of land for $47 million (a Company record) and ended the year with nearly 75% of the Company’s remaining 8,100 acres of land under contract for sale.
•	Achieved total shareholder return in 2017 of more than 19%.
•	Increased the dividend distribution by 50%.

Executing our Strategy

Annual Operating Results for 2012 – 2017

TOTAL REVENUES
($000's)
CAGR 41%
$100,000
$80,000
$60,000
$40,000
$20,000
$-
$16,581
$26,070
$36,057
$42,998
$71,075
$91,412
2012
2013
2014
2015
2016
2017

EARNINGS PER SHARE(1)
CAGR 137%
$8.00
$6.00
$4.00
$2.00
$0.00
$0.10
$0.64
$1.11
$1.44
$2.86
$7.53
$4.02
$3.51
2012
2013
2014
2015
2016
2017

OPERATING INCOME
($000's)
CAGR 116%
$50,000
$40,000
$30,000
$20,000
$10,000
$-
$864
$6,279
$12,593
$20,269
$37,320
$40,269
2012
2013
2014
2015
2016
2017

BOOK VALUE PER SHARE
CAGR 11%
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
$19.58
$20.53
$21.83
$22.81
$25.97
$32.98
2012
2013
2014
2015
2016
2017

Track Record of Success – Results Matter

Impact of adjusting deferred tax liabilities and tax assets for new federal income tax rate of 21%

(1) Basic Earnings per Share

CONSOLIDATED TOMOKA

In its April 13, 2017 research report to its clients, Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, recommended shareholders vote “FOR” each of CTO’s nominees and noted the following about CTO:

•“CTO’s ongoing strategic evolution has produced recent, significant shifts in the company’s business mix, income growth, and share price momentum.”

•“The company’s operating results have strengthened holistically and considerably in recent years…”

•“Revenue has rebounded from post-crisis lows and quintupled since 2011…”

•“Similarly, operating income and net income have gained in tandem…”

CTO’S BOARD AND MANAGEMENT TEAM ARE PERFORMING WELL AND THE MARKET IS NOTICING

“The Dissident [Wintergreen] has presented no substantive operating plan or alternative strategy other than seeking a potential sale or liquidation of the Company…”

-    Leading independent proxy vote advisory firm Glass Lewis & Co (“Glass Lewis”) on April 12, 2017

WINTERGREEN CONTINUES TO PUSH ITS DISRUPTIVE, SELF-SERVING AGENDA

Despite this outstanding record of operational and stock price performance, Wintergreen is back again this year, seeking to elect three of the same Wintergreen-affiliated individuals it failed to convince our shareholders to elect in 2017.

You may recall that last year, both leading independent proxy vote advisors – ISS and Glass Lewis – recommended that shareholders reject all of Wintergreen’s nominees, and our shareholders overwhelmingly did. Less than 8% of CTO’s outstanding stock was voted in favor of Wintergreen’s nominees, other than the votes cast by Wintergreen itself.

Wintergreen’s attempt to derail our strategy and promote a quick sale or liquidation has not only been distracting for the Company, it has also been very expensive for shareholders. To ensure CTO shareholders have been properly informed about what we believe is Wintergreen’s true, self-serving agenda, CTO has had to embark upon two lengthy proxy solicitation campaigns that have cumulatively cost our shareholders millions of dollars to date.

We believe Wintergreen continues to be motivated by problems associated with the Fund, and not by any real concerns about CTO’s operations.

Over the past five years, the Fund has dramatically shrunk in size as investors have withdrawn their money.  Because of the size of Wintergreen’s position in CTO shares relative to CTO’s average trading volume, Wintergreen cannot easily sell its CTO shares on the open market and as a result, the Fund has been faced with an increasing concentration in CTO as it sells other assets to meet redemption demands.

“We get into the pay for performance…I looked at the performance for the Wintergreen Fund.  If I look at your [Wintergreen Fund] performance, 7.1% annualized returns since inception of the investor shares.  If I just invest in the S&P over that period of time the return is a 7.8% annualized.  You [Wintergreen] charge 185 basis points.  I can get that for 20 basis points elsewhere by just investing in the S&P 500.”

-    Becky Quick, Co-Anchor of CNBC’s Squawk Box & On the Money (November 2014 Interview with David Winters)

As a result, what seems to us like unreasonable and illogical behavior – nominating the same Wintergreen representatives to CTO’s Board yet again this year while promoting the same plan that was overwhelmingly defeated last year by the vast majority of our shareholders – may be Wintergreen’s only way to solve the Fund’s problems. We also believe this was the primary motivation behind Wintergreen’s request to the Company last month that we submit an offer to repurchase all or a substantial portion of Wintergreen’s CTO stock.

Consistent with the Board’s ongoing examination of what is best for all CTO shareholders - we engaged with Wintergreen on the potential repurchase of their position in CTO shares. Unfortunately, Wintergreen insisted that CTO pay a premium of more than 35% over the Company’s then stock price to repurchase Wintergreen’s shares. Despite Wintergreen’s disruptive and costly proxy contests, we have no intention of entering into any share repurchase agreement that would unfairly favor Wintergreen over our other shareholders.  We do not intend to repurchase Wintergreen’s stock at a premium. CTO shareholders should ask themselves how Wintergreen’s nominees, if elected to the Board, would vote on such a sweetheart deal for Wintergreen.

“Upon full review, we believe the Dissident [Wintergreen] has failed to make a compelling case…nor has it nominated any individual director candidates whose minority presence on the board would be justified or likely to result in a superior outcome for other CTO shareholders, from either a valuation or governance perspective.”

-    April 12, 2017, Glass Lewis

DON’T PUT YOUR INVESTMENT AT RISK. VOTE THE WHITE PROXY CARD TODAY

You have our commitment, as stewards of your investment in CTO, that we will continue to make appropriate and informed decisions that are in the best interests of all our shareholders. We do not intend to pay a premium to Wintergreen, nor will we hastily sell or liquidate the Company just to generate liquidity for Wintergreen or the Fund. We encourage you to support our management and the directors that the Company has nominated.

Protect your investment in CTO by voting the enclosed WHITE proxy card today “FOR” each of CTO’s seven nominees and discarding any materials you may receive from Wintergreen. Please vote each and every WHITE proxy card you receive since you may own CTO shares in multiple investment accounts.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Consolidated-Tomoka Land Co. Board of Directors

‑929‑5500 ‑2885 proxy@mackenziepartners.com

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

1407 Broadway

New York, New York 10018

Call Collect: 212‑929‑5500

or

Call Toll-Free (800) 322‑2885

Email: proxy@mackenziepartners.com

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 2.1 million square feet of income properties, as well as nearly 8,100 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations which are available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,”

“could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the ability of the Company to complete 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”), to be held at such time and place as announced by the Board. The Company has filed  its definitive proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Updated information regarding the identity of potential participants in the solicitation of proxies in connection with the Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement and other materials to be filed with the SEC. Shareholders may obtain the definitive proxy statement, any amendments or supplements thereto and other materials filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.

SUPPLEMENTAL INFORMATION

Please note the following in connection with Proposal 4 in our definitive proxy statement: Under the subheading “Awards; Eligibility,” the Company states that “Employees of the Company and its subsidiaries and non-employee directors may be selected by the Compensation Committee to receive awards under the Plan.” As discussed elsewhere in our definitive proxy statement, the Company currently has 14 employees and 7 non-employee directors. The Company’s subsidiaries do not have any employees. Therefore, the total number of persons currently eligible to receive awards under the Plan is 21.

Consolidated-Tomoka Land Co.

Mark E. Patten, 386‑944‑5643

Sr. Vice President & Chief Financial Officer

mpatten@ctlc.com

Facsimile: 386‑274‑1223